Exhibit 10.35

Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), is made and entered into on June 8, 2018 (the “Effective Date”), by and among Cushman & Wakefield Global, Inc. (the “Employer”), DTZ Jersey Holdings Limited (“Parent”, and together with the Employer, the “Company”) and Brett White (“Executive”).

WHEREAS, Executive is party to an employment agreement dated as of March 6, 2015 and effective as of March 16, 2015, as amended from time to time in accordance with its terms (the “Original Employment Agreement”); and

WHEREAS, the parties desire to enter into this Agreement to update the terms of the Original Employment Agreement to reflect the terms and conditions governing the Executive’s employment with the Company.

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the adequacy of all of which consideration is hereby acknowledged, the parties hereby agree as follows:

1.        EMPLOYMENT

1.1        Agreement and Term. From and after the Effective Date, the Company hereby agrees to continue to employ Executive as its Chief Executive Officer, and Executive hereby accepts such employment and agrees to render such services to the Company, on the terms and conditions set forth in this Agreement. Unless terminated earlier as set forth in Section 3 herein, Executive’s employment and the term under this Agreement shall commence on the Effective Date and shall end on December 31, 2020 (the “Term”).

1.2        Position and Duties. Except as otherwise provided in this Agreement, during the Term of this Agreement, Executive shall serve as the Chief Executive Officer of the Company and shall report directly to the Parent Board of Directors (the “Board of Directors”), and during his employment, Executive shall serve as a member of the Board of Directors. Executive shall perform duties, undertake the responsibilities, and exercise the authorities customarily performed, undertaken and exercised by persons situated in the chief executive officer role at a similar company. Executive shall carry out his duties and responsibilities at all times in compliance with the Company’s written-policies and procedures, as in effect from time to time. During the Term of this Agreement, Executive shall use his best efforts to serve the Company faithfully, diligently and competently and to the best of his ability, and to devote the requisite amount of time (as determined by the Board after a good faith consultation with Executive) and business hours, energy, ability, attention and skill to the business of the Company; provided, however, that the foregoing is not intended to preclude Executive from noncompetitive activities that are conducted outside normal business hours and permitted under Section 1.3 hereof. Executive acknowledges that he may be required to travel (in accordance with Company travel policies as may be in place from time to time) as necessary in order to perform his duties and responsibilities hereunder

1.3        Outside Activities. During the Term of this Agreement, (i) with the prior written consent of the Board of Directors, Executive may serve on the board of directors of a for-profit entity and as a director or advisor of other not-for-profit educational, welfare, social, religious and civic organizations, and (ii) Executive may perform charitable and other activities, and manage his personal investments; provided, however, that in the case of either (i) or (ii) such activities do not interfere with the performance of his duties hereunder and otherwise to the Company and are not in conflict or competitive with, or adverse to, the interests of the Company or any of its affiliates (together and each individually, the “Company Group”). Executive shall not, under any circumstances, provide services or advice in any capacity whatsoever for or on behalf of any entity that competes with or is competitive with the Company Group. Notwithstanding the foregoing, the Company agrees that Executive may continue to serve on the board of directors for the following entities for so long as such entities are not competing with or competitive to the Company Group: (i) Edison International; and (ii) Southern California Edison Company.

2.        COMPENSATION AND BENEFITS; EXPENSES

2.1        Salary. During the Term of this Agreement, the Company shall compensate and pay Executive for his services at a rate equivalent to $950,000 per year (“Base Salary”), less payroll deductions and all required tax withholdings, which salary shall be payable in accordance with the Company’s customary payroll practices applicable to its executives, but no less frequently than monthly. Base Salary shall be subject to periodic review and possible increase by the Board of Directors based on individual and Company performance, but Executive’s Base Salary shall not be reduced below $950,000 per year.

2.2        Bonus. With respect to each fiscal year of the Company ending during the Term and subject to the achievement of any applicable performance goals, based on corporate, business unit and/or individual performance, which performance goals are to be established by the Board of Directors after good faith consultation with Executive, Executive shall be entitled to participate in the Company’s annual incentive plan, as such, and on such terms and conditions as, may be established by the Board of Directors from time to time, under which Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) with a target amount equal to $2,000,000 (the “Target Bonus”), with a maximum possible Annual Bonus equal to $4,000,000, and in any case subject to Executive being employed with the Company on the date that the Annual Bonus is paid (except as described in Section 3 below).

2.3        Employee Benefits. During the Term of this Agreement, to the extent eligible under the applicable plans or programs, Executive shall be entitled to participate in the employee benefits plans and programs made available to executive level employees of the Company generally, such as health, medical, dental and other insurance coverage and group retirement plans. The terms and conditions of Executive’s participation in any employee benefit plan or program shall be subject to the terms and conditions of such plan or program, as may be modified by the Company from time to time. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or program.

2.4        Equity. On or before March 15 of each of 2019 and 2020, subject to Executive remaining employed with the Company as of such date, the Board of Directors will grant to Executive an award of RSUs, and each such annual award of RSUs will be subject to the terms of the RSU Grant Agreement, substantially similar to the form attached and incorporated herein as Exhibit A (the “RSU Grant Agreement”). The number of limited liability shares of the Company (“Common Shares”) underlying each grant of RSUs will be equal to five million dollars ($5,000,000) divided by the then-current fair market value of a Common Share on the date of grant, as determined by the Board of Directors in good faith. With respect to such grant, 75% of the RSUs will vest as set forth in Section 5.1 of the RSU Grant Agreement and 25% of the RSUs will vest as set forth in Section 5.2 of the RSU Grant Agreement.

2.5        Financial Statements. In the event that, as of the Termination Date, an initial public offering of TopCo has not occurred, from and after the Termination Date, until the earlier of a consummation of an Initial Public Offering (as defined in the Plan) or the date that Executive ceases to own any Common Shares, TopCo shall provide to Executive: (i) quarterly unaudited financial statements of TopCo as soon as available following the applicable quarter end, and annual audited financial statements of TopCo as soon as available following the applicable fiscal year end, (ii) any other financial statements TopCo is required to deliver to its lenders under an effective credit agreement, and (iii) such other information as is required by law.

2.6        Business Expenses. During the Term of this Agreement, the Company shall reimburse Executive or otherwise provide for or pay for reasonable out-of-pocket expenses incurred by Executive in furtherance of or in connection with the business of the Company, including, but not limited to, travel and entertainment expenses commensurate with his duties hereunder (including attendance at industry conferences), subject to the Company’s policies as periodically reviewed by the Board of Directors and in effect from time to time, including without limitation such reasonable documentation and other limitations as may be established or required by the Company.

3.        TERMINATION

3.1        Notice of Termination. With the exception of termination of Executive’s employment due to Executive’s death, any purported termination of Executive’s employment during the Term of this Agreement by the Company for any reason, including without limitation for Cause or Disability, or by Executive for any reason, shall be communicated by a written “Notice of Termination” to the other party. “Notice of Termination” means a dated notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) specifies a Termination Date; provided, however, that Executive or the Company has been provided with any applicable cure period, and (iii) is given in the manner specified in Section 5.2 hereof. “Termination Date” means (i) if Executive’s employment is terminated for Cause or Disability, the date specified in the Notice of Termination, (ii) in the case of termination of employment due to death, the date of Executive’s death, (iii) if either party elects not to extend the Term of this Agreement pursuant to Section 1.1, the close of business on the day immediately preceding the next scheduled Extension Date (subject to the notice requirements in Section 1.1), or (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice of Termination which, in the event of a termination by Executive, shall not be less than ninety (90) days after such Notice of

Termination, unless otherwise agreed to by the parties. For purposes of clarification, the Term shall end on the Termination Date.

3.2        Termination Due to Death or Disability. If Executive’s employment and the Term is terminated by reason of Executive’s death or Disability, Executive or his estate shall be entitled to receive: (a) Executive’s earned but unpaid Base Salary through the Termination Date; (b) an amount for reimbursement, paid within thirty (30) days following submission by Executive (or if applicable, Executive’s estate) to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred prior to the Termination Date by Executive pursuant to Section 2.6 and in accordance with Company policy; (c) any earned and unused vacation, paid when required by applicable law and no later than thirty (30) days following the Termination Date; and (d) such employee benefits, if any, to which Executive (or, if applicable, Executive’s estate) or his dependents may be entitled under the employee benefit plans or programs of the Company, paid in accordance with the terms of the applicable plans or programs (the amounts described in clauses (a) through (d) hereof being referred to as the “Accrued Rights”). Notwithstanding anything to the contrary in Section 2.2, Executive or his estate shall receive Executive’s Annual Bonus for the fiscal year in which the Termination Date occurs under this Section 3.2, based on actual performance results for such fiscal year and paid on the date that the Annual Bonus would otherwise have been paid had Executive remained employed on such date. For purposes hereof, “Disability” means Executive’s incapacity due to physical or mental illness or injury as determined in writing and in good faith by a qualified independent physician, mutually acceptable to Executive and the Company, that the Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days or one hundred twenty (120) days during any consecutive one hundred eighty (180) day period. If the Company and Executive cannot agree to a qualified independent physician within the ten (10) day period following the commencement of the Company’s process hereunder, each shall appoint a physician no later than five (5) days following the end of such ten (10) day period and those two (2) physicians shall promptly select a third (3rd) physician, who shall make the determination whether Executive is Disabled.

3.3        Termination by the Company for Cause. In the event the Company terminates Executive’s employment and the Term for Cause, subject to cure as described below, Executive shall be entitled to receive the Accrued Rights. “Cause” means: (i) a material breach by Executive of this Agreement, the agreements governing Executive’s equity awards, or any written policy of the Company; (ii) the repeated, willful, and persistent failure by Executive to reasonably and substantially perform Executive’s duties under this Agreement; (iii) Executive’s willful misconduct or gross negligence which is injurious to the Company Group; or (iv) Executive’s indictment of or plea of guilty or nolo contendere to a felony or other serious crime involving moral turpitude. No Cause shall exist unless the Board of Directors has provided Executive with written notice describing the particular circumstances giving rise to Cause, and has provided Executive the opportunity to cure, to the extent reasonably susceptible to cure, such circumstances within thirty (30) days after receiving such notice. If the Executive so effects a cure to the satisfaction of the Board of Directors, the notice of Cause shall be deemed rescinded and of no force or effect. If, within six (6) months following Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board of Directors following a reasonable and thorough investigation by the Company that Executive’s employment could have been terminated for Cause pursuant to clauses (i), (iii) or (iv), the Board of Directors unanimously finds that the particular circumstances giving rise to Cause were or are not reasonably susceptible to cure and the Company delivers written notice to Executive describing such circumstances giving rise to Cause, Executive’s employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

3.4        Termination by the Company without Cause or Resignation by Executive for Good Reason. If Executive’s employment and the Term is terminated by the Company without Cause or Executive resigns for Good Reason during the Term, Executive shall be entitled, in addition to the Accrued Rights and subject to Executive’s continued compliance with this Agreement and the Equity Agreements, and Executive’s execution, delivery and non-revocation of an effective release of all claims against the Company Group substantially in the form attached hereto as Exhibit B (the “Release”) within the sixty (60) day period following the date of the termination of Executive’s employment (the “Release Period”), to continue to (i) receive for a period commencing on the Termination Date and ending on the second anniversary of the Termination Date (the “Severance Period”), Executive’s then-current Base Salary, with such amounts to be paid in substantially equal installments in accordance with regular payroll practices, less applicable withholdings and taxes through the Severance Period, (ii) participate in the Company’s medical, dental and health plans, at Executive’s cost but at the same rates as apply to active employees for the Severance Period, and (iii) receive an amount equal to Executive’s Annual Bonus for the fiscal year in which the Termination Date occurs, based on the actual performance results for such fiscal year and pro-rated for the portion of such fiscal year during which Executive was employed by the Company (the “Pro Rata Bonus”), which Pro Rata Bonus shall be paid on the date that the Annual Bonus would otherwise have been paid had Executive remained employed with the Company. If the Release Period spans two (2) calendar years, then payments that would otherwise have been made prior to the end of the Release Period will be made, after the release becomes irrevocable, in lump sum on the first payroll date that occurs in the second calendar year. The Company agrees that any payments made to Executive under this Section 3.4 will not be subject to mitigation. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s consent: (i) any material diminution in Executive’s title, duties, authority or responsibilities, including Executive no longer reporting only to the Board, (ii) any material reduction in Executive’s Base Salary or Target Bonus opportunity, (iii) a requirement by the Company that Executive relocate more than fifty (50) miles from Los Angeles, California, (iv) a material breach by the Company of any of its other obligations contained in this Agreement or other material agreement between Executive and the Company; or (v) the removal of Executive from the Board by the Company (other than for Cause) or the failure to re-elect Executive to serve on the Board; provided, that Good Reason shall not occur unless Executive shall have (x) given a detailed written notice to the Company of any fact or circumstance believed by Executive to constitute Good Reason within ninety (90) days of the occurrence of such fact or circumstance, and (y) given the Company thirty (30) days therefrom to cure such fact or circumstance and the Company shall have failed to so cure (it being understood that the Company cures the fact or circumstance giving rise to Good Reason, the notice of Good Reason shall be deemed rescinded and of no force or effect).

3.5        Resignation by Executive without Good Reason; Company’s Failure to Negotiate. In the event Executive resigns without Good Reason, Executive shall be entitled to receive the Accrued Rights; provided, that in the event Executive delivers to the Company a notice of an intent to resign upon the expiration of the Term no later than the 90th day prior to such expiration, subject to Executive’s execution, delivery and non-revocation of the Release within the Release Period and Executive’s continued compliance with this Agreement and the Equity Agreements, Executive shall be entitled to continue to (i) receive for a period commencing on the Termination Date and ending on the date that the Company delivers to Executive a valid waiver of its rights to enforce Executive’s obligations under Section 4.1(i), such period not to exceed eighteen (18) months (the “Enforcement Period”), Executive’s then-current Base Salary, with such amounts to be paid in substantially equal installments in accordance with regular payroll practices, less applicable withholdings and taxes, and (ii) participate in the Company’s medical, dental and health plans, at Executive’s cost but at the same rates as apply to active employees for the Enforcement Period. In the event Executive fails to timely deliver an effective and non-revocable Release, or in the event Executive fails to comply with this Agreement or the Equity Agreements or his employment with the Company is deemed terminated by the Company for Cause, the proviso in the immediately preceding sentence shall cease to have any force or effect and Executive shall repay to the Company, within thirty (30) days following written notice by the Company to Executive, any amounts previously paid by the Company to Executive pursuant to clause (i) hereof. If the Release Period spans two (2) calendar years, then payments that would otherwise have been made prior to the end of the Release Period will be made, after the release becomes irrevocable, in lump sum on the first payroll date that occurs in the second calendar year. The Company agrees that any payments made to Executive under this Section 3.4 will not be subject to mitigation.

3.6        Change in Control Severance Benefits. In the event the Term and Executive’s employment terminates under this Agreement as a result of the Company terminating Executive’s employment without Cause or Executive terminating his employment for Good Reason within twelve (12) months prior to or twenty-four (24) months following the consummation of a Change in Control, notwithstanding anything to the contrary in Section 3.4 above, the Pro Rata Bonus shall be an amount at least equal to Executive’s Target Bonus.

3.7        No Other Benefits Upon Termination. Except as provided the applicable sub-section of this Section 3 and except for any vested benefits under any plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), the Company shall have no additional obligations upon the termination of Executive’s employment with the Company and the Term.

3.8        Cooperation with Company after Termination of Employment. Following termination of Executive’s employment and the Term for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. The Company’s request for “reasonable cooperation” shall take into consideration Executive’s personal and business commitments and the amount of notice provided to Executive. The Company shall reimburse Executive for any reasonable out-of-pocket expenses he incurs in performing any work on behalf of the Company following the Termination Date.

4.        NON-SOLICITATION & NON-COMPETITION

4.1        Non-Compete; Non-Solicit. Executive agrees that he shall not, directly or indirectly, (i) during the Term and for the eighteen (18) months period following the Termination Date, become an employee, director, or independent contractor, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or a consultant to, or perform any services for, any Person who derives or reasonably expects to derive, based upon a preponderance of facts and circumstances, more than 20% of its revenue from one or more Commercial Real Estate Services (a “Competing Business”), or (ii) during the Term and for the twenty-four (24) month period following the Termination Date, solicit or hire or attempt to solicit or hire, as applicable, (A) any customer or supplier of the Company Group in connection with a Competing Business or to terminate or alter in a manner adverse to the Company Group such customer’s or supplier’s relationship with the Company Group, or (B) any employee or individual who was an employee within the six (6) month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company Group. “Commercial Real Estate Services” means those services of the type provided by the Company Group, including but not limited to the leasing, sales, development, property management, facilities management, consulting, mortgage origination and servicing, valuation and appraisal services, real estate related structured finance and debt and investment management delivered to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets. For purposes of this Agreement, “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

4.2        Non-Disparagement. During the Term and thereafter, Executive agrees that he will not, at any time, make or encourage others to make, directly or indirectly, any oral or written statements that are disparaging or defamatory of the Company Group, its products, services, customers or suppliers, or any of its present or former officers, directors or employees. The Company shall instruct those employees with authority to speak on the matter not to make negative, derogatory or disparaging comments regarding the Executive.

4.3        Confidential Information. Executive acknowledges and agrees that all information regarding the Company Group or the activity of any member of the Company Group that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company Group, including without limitation information about the customers, business connections, customer lists, procedures, operations, trade secrets, techniques and other aspects of and information about the business of the Company Group (the “Confidential Information”) is established at great expense and protected as confidential information and provides the Company Group with a substantial competitive advantage in conducting its business. Confidential Information shall not mean information (i) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Executive without authorization from the Company, (ii) which has been independently developed and disclosed by others, (iii) in Executive’s possession or known to Executive prior to his consulting for the Company and not disclosed to Executive by the Company or any affiliate of the Company (whether or not an affiliate of the Company at the time of such disclosure), including but not limited to information that is located on Executive’s rolodex (whether paper or electronic), or (iv) which has otherwise entered the public domain through lawful means. Executive further acknowledges and agrees that by virtue of his employment with the Company, he has had access to and will have access to, and has been entrusted with and will be entrusted with Confidential Information, and that the Company Group would suffer great loss and injury if Executive would disclose this information or use it in a manner not specifically authorized by the Company. Therefore, Executive agrees that during the Term and at all times thereafter, he will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner trustee, beneficiary, co-venturer distributor, consultant or in any other capacity, use or disclose or cause to be used or disclosed any Confidential Information, unless and to the extent that any such information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of his employment and the Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, or the business of the Company which he may then possess or have under his control. In addition, Executive agrees that, notwithstanding the foregoing, to the extent Executive is compelled to disclose Confidential Information by lawful service of process, subpoena, court order, or otherwise compelled to do by law, Executive shall, to the extent legally permitted, provide the Company with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to Executive’s disclosure of any such information, so that the Company may take such action as it deems to be necessary or appropriate in relation to such subpoena or request and Executive may not disclose any such information until the Company has had the opportunity to take such action.

4.4        Intellectual Property

(a)        If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment with any member of the Company Group and within the scope of such employment and/or with the use of any the Company Group resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(b)        Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as

Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(c)        Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with, the Company Group, any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

4.5        Reasonable Limitation and Severability; Injunctive Relief. The parties agree that the above restrictions are (i) reasonable given Executive’s role with the Company, and are necessary to protect the interests of the Company Group and (ii) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 4 is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach may be inadequate and the Company may suffer significant harm and irreparable damages as a result of a breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, may be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and seek to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. The remedies under this Agreement are without prejudice to the Company’s right to seek any other remedy to which it may be entitled at law or in equity.

4.6        Certain Disclosures. Notwithstanding anything herein or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company, nothing herein or therein is intended to or shall: (i) prohibit Executive from making reports of possible violations of federal law or regulation (even if the participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification to or prior approval by the Company of any such reporting or cooperation; or (iii) result in a waiver or other limitation of Executive’s rights and remedies as a whistleblower, including to a monetary award. Notwithstanding the foregoing, Executive is not authorized (and the above should not be read as permitting Executive) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

5.        GENERAL PROVISIONS

5.1        Assignment; Successors. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

5.2        Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:               Cushman & Wakefield Global, Inc.

                                     225 West Wacker Drive, Suite 3000

                                     Chicago, IL 60606

                                     Attention: General Counsel

If to the Executive, to the most recent address shown on the records of the Company.

5.3        Amendment and Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by each of the parties hereto.

5.4        Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

5.5        Severability. In the event that any provision or portion of this Agreement, shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

5.6        Governing Law. To the extent not preempted by federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the law of Illinois. The parties irrevocably consent to the jurisdiction of, and venue in, the courts in the state of Illinois, with respect to any matters pertaining to, or arising from, this Agreement.

5.7        Waiver of Jury Trial. The parties each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

5.8        Entire Agreement. This Agreement contains all of the terms agreed upon by the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written, including without limitation the Original Employment Agreement. In the event of a conflict between this Agreement and any other agreement between the Company and Executive, this Agreement shall control.

5.9        Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

5.10        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

5.11        Taxes.

(a)        The Company may withhold from any payment hereunder such state, federal or local income, employment or other taxes and other legally mandated withholdings as it reasonably deems appropriate. The Company makes no representation about the tax treatment or impact of any payment(s) hereunder.

(b)        The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, as amended (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary: (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year. Neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to Section 409A.

5.12        Clawback. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company may be entitled according to the parties’ agreement, or as required by law, the Company’s written policy as may be in effect from time to time (the “Clawback Policy”) or the requirements of an exchange on which the Company’s or its parent’s shares are listed for trading, to recoup compensation paid to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any such request or demand for recoupment by the Company.

5.13        Return of Property. Upon termination of Executive’s employment with the Company for any reason, Executive shall immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control that contain Confidential Information or otherwise relate to the business of the Company Group, and cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware, and shall otherwise return to the Company all property of the Company Group.

5.14        No Conflict. Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) Executive is not a party to or bound by an employment agreement, non-compete agreement, non-solicit agreement or confidentiality agreement with any other Person which would interfere in any material respect with the performance of his duties hereunder.

5.15        Survival. Except as otherwise expressly provided in this Agreement, all covenants, representations and warranties, express or implied, in addition to the provisions of Sections 4 and 5 of this Agreement, shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed on the date and year first written above.

CUSHMAN & WAKEFIELD GLOBAL, INC.	EXECUTIVE

By:	/s/ Brett Soloway	/s/ Brett White
	Name: Brett Soloway	Brett White
Title: Director

DTZ JERSEY HOLDINGS LIMITED

By:	/s/ Michelle Hay
Name: Michelle Hay
Title: Director

EXHIBIT A

DTZ JERSEY HOLDINGS LIMITED

FORM OF RESTRICTED STOCK UNIT GRANT AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement”), is entered into as of                                  1 (the “Grant Date”), by and between DTZ Jersey Holdings Limited, company number 11647, registered office – 8th Floor Union House Union Street St. Helier Jersey JEZ 3RF (the “Company”), and Brett White (“Executive”).

WHEREAS, pursuant to the terms of the Amended and Restated Employment Agreement, by and between Executive, Cushman & Wakefield Global, Inc. and the Company, dated as of June 8, 2018 (the “Employment Agreement”), the Board of Directors of the Company is required to make a special equity award in the form of restricted stock units (“RSUs”) in respect of a number of limited liability shares of the Company (the “Common Shares”), and otherwise on the terms, as set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.           Certain Definitions. For purposes hereof, the following terms shall have the meanings set forth herein:

1.1       “Board” shall mean the Board of Directors of the Company or a designated committee thereof.

1.2       “Cause” shall have the meaning ascribed to such term in the Employment Agreement.

1.3       “Change in Control” shall mean the occurrence of any of the following events after the date hereof: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than to a Majority Stockholder; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group (other than the Majority Stockholder) becoming the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of securities representing more than 50% of the aggregate outstanding voting power of the Company and such Person or Group actually has the power to vote such securities in any such election; or (iv) the approval by the holders of the outstanding voting power of the Company of a reorganization, merger or consolidation of the Company, unless all or substantially all of such Persons who were beneficial owners of the outstanding Common Shares immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the Company.

1 No later than March 15 of each of 2019 and 2020.

1.4       “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.5       “Company Group” shall mean, together and each individually, the Company or any of its affiliates.

1.6       “Employment” shall mean employment or other service relationship with the Company Group. “Employed” shall have the correlative meaning.

1.7       “Exchange Act” shall mean the Securities Exchange Act of 1934.

1.8       “Initial Majority Stockholder Shares” shall mean the Common Shares held by the Majority Stockholder as of September 1, 2015 and at any time thereafter, and will include any stock, securities or other property or interests received by the Majority Stockholder in respect of such shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.

1.9       “Liquidity Event” shall occur on the date of (i) a transaction, which when aggregated, if applicable, with any other prior transaction (whether or not related) results in the cumulative sale, transfer or other disposition of 60% of the Initial Majority Stockholder Shares, as defined below, and with respect to which the Majority Stockholder has received only cash; or (ii) any other transaction or series of transactions (whether or not related) determined by the Board, in its sole discretion, to constitute a “Liquidity Event.”.

1.10     “Majority Stockholder” shall mean, collectively or individually as the context requires, TPG Asia VI SF Pte. Ltd, PAGAC Drone Holding ILP, and 2339532 Ontario Ltd and/or their respective Affiliates, for so long as such Person is (i) prior to an initial public offering, subject to the rights and obligations of the First Amended and Restated Agreement of Limited Partnership of DTZ Investment Holdings L.P., as such may be amended from time to time in accordance with its terms, and/or the rights and obligations of the First Amended and Restated Limited Liability Partnership Agreement of DTZ Investment Holdings GenPar LLP, as such may be amended from time to time in accordance with its terms (the “GenPar LPA”); or (ii) from and after an initial public offering, subject to any orderly market sell-down provision, or any other trading restriction, contained in the Coordination Agreement (as defined in the GenPar LPA) and provided such Person has agreed to be bound by, and adhere to, the governance arrangements of the Partnership or, if applicable, the IPO Company (each as defined in the GenPar LPA) contemplated by the Coordination Agreement.

1.11     “Net MOM” shall mean a number, determined on each Liquidity Event, equal to the quotient of (i) all cash (without double counting) received directly or indirectly by the Majority Stockholder in connection with the Liquidity Event, including all cash dividends and other distributions made directly or indirectly to the Majority Stockholder, in respect of the Initial Majority Stockholder Shares sold, transferred or otherwise disposed of on or prior to the date on which the Liquidity Event occurs, divided by (ii) the aggregate purchase price paid by the Majority Stockholder for such Initial Majority Stockholder Shares, calculated after deducting the full cost of all management equity plans at the Company or its subsidiaries.

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1.12     “Nominee Agreement” shall mean the shareholder nominee agreement required by the Company to be signed by Executive in connection with his ownership of, interest in or holding of Common Shares, in such form as is reasonably acceptable to the company.

1.13     “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

1.14     “Shareholder Agreements” shall mean the Stockholders’ Agreement and the Nominee Agreement.

1.15     “Stockholders’ Agreement” shall mean the DTZ Jersey Holdings Limited Management Stockholders’ Agreement.

2.           Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein, the Company hereby grants to Executive the right to receive RSUs in respect of                         2 Common Shares. Each RSU is the right to receive one Common Share.

3.           Rights as a Stockholder. Executive shall not have any beneficial ownership in the Common Shares underlying the RSUs until the Common Shares are delivered as provided in Section 6, at which time Executive shall have all the rights and privileges of a holder of Common Shares, subject to the Shareholder Agreements. Until the settlement date, as set forth in Section 6.1 below, the grant of RSUs shall represent an unsecured promise to deliver Common Shares on a future date.

4.           Effect of Certain Changes. Except as expressly set forth herein, the RSUs that have not yet vested will be forfeited in the event that Executive’s Employment terminates for any reason. All RSUs, vested and unvested, will be forfeited in the event Executive engages in conduct that constitutes Cause or violates any restrictive covenants to which he is subject.

5.           Vesting.

5.1       The RSUs with respect to                        3 Common Shares will vest in substantially equal installments of 25% on each of the first four anniversaries of March 15 of the year of grant (each such anniversary, a “Vesting Date”), subject to Executive continuing to be Employed through each such Vesting Date except as otherwise provided in this Section 5.1 (such RSUs, the “Time-Based RSUs”). For clarification purposes, the Time-Based RSUs granted pursuant to this Agreement shall have vested in full on March 15, 202[3][4]. Notwithstanding the foregoing, (i) in the event the Board determines that Executive will no longer serve as the Chief Executive Officer under the terms of the Employment Agreement and, as a result, Executive ceases to be Employed prior to the occurrence of one or more Vesting Dates applicable to the Time-Based RSUs, and (ii) the Board determines in its sole discretion that as of the date Executive ceases to be Employed (A) the Company has hired a new Chief Executive

2 The number of Common Shares underlying each grant will be equal to five million dollars ($5,000,000) divided by the then-current fair market value of a Common Share on the date of grant, as determined by the Board of Directors in good faith.

3 75% of the total grant.

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Officer, and (B) Executive has provided a transition plan and such assistance to the Company and such new Chief Executive Officer as the Board in its reasonable, good faith discretion believes is necessary and appropriate to ensure a smooth transition of the role (a “Qualifying Resignation”), the Time-Based RSUs for which a Vesting Date has not otherwise occurred will become vested as of the date Executive ceases to be Employed (such date, with respect to such RSUs, also a “Vesting Date”); provided, that with respect to any Time-Based RSUs granted within the twelve (12) months immediately prior to the date Executive ceases to be Employed, only a pro rata portion of such Time-Based RSUs will become vested in accordance with this Section 5.1, which portion is equal to the number of months in which Executive was employed during the four (4) year vesting period applicable to such Time-Based RSUs divided by forty-eight (48). Following the occurrence of a Change in Control or a Liquidity Event, in either case in the event the Majority Stockholder as of the date of December 19, 2017 ceases to hold or have the right to appoint or elect a majority of the seats on the Board, for purposes of making the determination under prong (ii) as to whether a Qualifying Resignation has occurred in accordance with the above, without otherwise limiting the foregoing, following Executive’s notice to the Board of his desire to step down from the role of Chief Executive Officer, Executive shall propose such candidates for the role as Executive deems appropriate and the Board shall take (or have taken) all commercially reasonable efforts to accommodate Executive’s request to step down from the role of Chief Executive Officer within a reasonable period of time following notice thereof, and shall consider (or have considered) any reasonable candidate(s) for the role of Chief Executive Officer in good faith (it being understood that the decision to and whom to appoint as a new Chief Executive Officer shall continue to be made by the Board in its sole discretion).

5.2       The RSUs with respect to                         4 Common Shares will vest only upon the occurrence of a Liquidity Event, as defined below, in which the Majority Stockholder achieves a Net MoM of 2.0, subject to Executive continuing to be Employed through such Liquidity Event (such occurrence, also a “Vesting Date”).

5.3       Any portion of the RSUs that does not vest in accordance with this Section 5 shall be automatically forfeited by Executive.

6.           Settlement.

6.1       Settlement Date. The vested RSUs will be settled in Common Shares no later than thirty (30) days following the applicable Vesting Date.

6.2       Conditions to Settlement. On or before the transfer of any Common Shares in settlement of vested RSUs and as a condition to Executive’s right to receive any Common Shares, Executive shall be required to agree in writing to be bound by the Shareholder Agreements to the extent he is not so bound already.

7.           Adjustment.

7.1       Increase or Decrease in Issued Common Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase

4 25% of the total grant.

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or decrease in the number of issued Common Shares resulting from a subdivision or consolidation of Common Shares, or any other increase or decrease in the number of such Common Shares effected without receipt of consideration by the Company, the Board shall make such equitable adjustments as the Board considers appropriate to prevent the enlargement or dilution of rights with respect to the number of Common Shares subject to grant under this Agreement.

7.2       Certain Mergers. In the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of Common Shares receive securities of another corporation), the RSUs outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of Common Shares subject to any such RSUs would have received in such merger or consolidation (it being understood that if, in connection with such transaction, the shareholders of the Company retain their Common Shares and are not entitled to any additional or other consideration, the RSUs shall not be affected by such transaction).

7.3       Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of Common Shares receive securities of another corporation and/or other property, including cash, the Board shall, in its sole discretion, (a) have the power to provide for the exchange of each RSU outstanding immediately prior to such event (whether or not then vested) for restricted equity units on some or all of the property for which the Common Shares underlying such RSUs are exchanged and, incident thereto, make an equitable adjustment, as determined by the Board to be necessary or appropriate, (b) if appropriate, cancel, effective immediately prior to such event, any outstanding RSUs (whether or not vested) and in full consideration of such cancellation pay to Executive an amount in cash, with respect to each underlying Common Share, equal to the value, as determined by the Board in its sole discretion of securities and/or property (including cash) received by such holders of Common Shares as a result of such event, as the Board may consider appropriate to prevent dilution or enlargement of rights; provided, however, that such cancellation and payment shall either be exempt from or comply with the requirements of Section 409A of the Code.

7.4       Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 7.1 through 7.3 hereof, the Board shall, in its discretion exercised in good faith, make such equitable adjustments in the number and kind of Common Shares or other securities subject to the RSUs outstanding on the date on which such change occurs as the Board may consider appropriate to prevent dilution or enlargement of rights.

7.5       No Other Rights. Except as expressly provided herein, Executive shall not have any rights by reason of (i) any subdivision or consolidation of Common Shares, (ii) the payment of any dividend, or any increase or decrease in the number of Common Shares, or (iii) any dissolution, liquidation, merger or consolidation of the Company. No issuance by the Company of any Common Shares or securities convertible into Common Shares, shall affect, and

5

no adjustment by reason thereof shall be made with respect to, the number of Common Shares subject to the RSUs.

8.       Withholding of Taxes. The Company and its subsidiaries will make such provisions for the withholding or payment of taxes as it deems necessary under applicable law and shall have the right to deduct from payments of any kind otherwise due to Executive or alternatively to require Executive to remit to the Company an amount in cash, by wire transfer of immediately available funds or certified check, sufficient to satisfy, any federal, state, or local taxes of any kind required by law to be withheld with respect to the RSUs and any payments, distributions and property transferred under this Agreement, if any.

9.       Restrictive Covenants. In consideration of Executive’s Employment with the Company and the grant of the RSUs pursuant to this Agreement, Executive acknowledges and agrees that he is subject to certain obligations as set forth in Section 4 of the Employment Agreement. Section 4 of the Employment Agreement is hereby included in the Agreement as if fully restated herein, and the failure to comply with any such obligations shall result in forfeiture of the RSUs in full (regardless of the extent to which the RSUs are vested at the time of such violation). In addition to any remedies that may be available in any agreement to which Executive is a party, the remedies available for such failure shall include: (a) the rights and remedies of the Company set forth in the Shareholder Agreements; (b) any rights or remedies available in law or in equity, (c) the forfeiture of the RSUs for no consideration; and (d) payment by Executive to the Company of an amount reimbursing the Company for all reasonable attorney’s fees it incurs enforcing its rights hereunder in the event the Company prevails in enforcing at least one of the foregoing restrictive covenants.

10.     No Guarantee of Employment. Nothing set forth herein shall (i) confer upon Executive any right of continued Employment, (ii) entitle Executive to remuneration or benefits, or (iii) interfere with or limit in any way the right of the Company or any subsidiary to terminate Executive’s Employment.

11.     Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	DTZ Jersey Holdings Limited Second Floor, Stirling Square 5-7 Carlton Gardens London, SW1Y 5AD, United Kingdom Attention: General Counsel

With a copy to:	Cushman & Wakefield Global, Inc. 225 West Wacker Drive, Suite 3000 Chicago, IL 60606 Attention: General Counsel

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If to Executive, to the most recent address shown on the records of the Company

12.     Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to its conflict of law principles.

13.     Clawback Policies. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company may be entitled according to the parties’ agreement, or as required by law, the Company’s written policy as may be in effect from time to time or the requirements of an exchange on which the Company’s or its parent’s shares are listed for trading, to recoup compensation paid to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any such request or demand for recoupment by the Company.

14.     Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

15.     Section 409A. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code, and to the maximum extent permitted, shall be interpreted accordingly. Notwithstanding any provision herein to the contrary, the Board may, in its sole discretion, change the form and timing of any distribution or otherwise modify the terms of this Agreement in order to comply with applicable law, including, without limitation, in order to avoid adverse tax treatment to Executive under Section 409A of the Code.

16.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

*  *  *  *  *

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and Executive has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement as of the day and year first written above.

DTZ JERSEY HOLDINGS LIMITED

By:
Title:

EXECUTIVE

Name: Brett White

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EXHIBIT B

RELEASE AGREEMENT

This Release Agreement (“Release”) is hereby made between [●] (“Executive”) and Cushman & Wakefield Global, Inc.1 (the “Company”).

I.        RECITALS

WHEREAS, Executive and the Company have entered into an Amended and Restated Employment Agreement dated June 8, 2018 (the “Employment Agreement”), pursuant to which Executive may be entitled to receive severance and certain benefits pursuant to Section 3.4, 3.5 or 3.6 of the Employment Agreement, as applicable (the “Severance Benefits”) in the event of certain specified terminations of employment, subject to and conditioned upon his execution of a general release.

WHEREAS, Executive and the Company desire to enter into this Release, in satisfaction of such condition under the Employment Agreement.

II.        TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration contained herein, the parties hereby agree as follows:

1.        Separation. Executive’s employment with the Company and all of its subsidiaries and Affiliates ended effective                     ,         . Executive has the right to receive Severance Benefits subject to his execution of this Release, as provided under the Employment Agreement.

2.        General Release and Covenant Not to Sue. Executive hereby releases, remises and acquits the Company and/or its direct or indirect parents, subsidiaries, affiliates and related entities, and all of their predecessors, successors, assigns, trustees and current or former officers, directors, shareholders, members, partners, agents, employees, consultants, independent contractors, attorneys and advisers (collectively, the “Releasees”), jointly and severally, from any and all claims, known or unknown, which Executive or Executive’s heirs, successors or assigns have or may have against any of the Releasees arising on or prior to the date of execution of this Agreement and any and all liability which any of the Releasees may have to Executive, heirs, successors and assigns whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however, denominated, including but not limited to, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, any other federal, state or local law and any workers’ compensation or disability claims under any such laws or claims under any contract. This release relates to claims by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution hereof. Executive further agrees that Executive will not file or permit to be filed on Executive’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Executive’s right

1 To be updated to reflect change to employing entity as of time of termination, if any.

to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim he believes he may have against the Company. However, by executing this Agreement, Executive hereby waives the right to recover in any proceeding Executive may bring before the EEOC or any state or local human rights commission or in any proceeding brought by the EEOC or any state or local human rights commission on Executive’s behalf. In addition, this release is not intended to interfere with Executive’s right to challenge that his waiver of any and all ADEA claims pursuant to this Agreement is a knowing and voluntary waiver, notwithstanding Executive’s specific representation that he has entered into this Agreement knowingly and voluntarily. This release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This release shall not apply to any obligation of the Company pursuant to this Agreement, any rights in the nature of indemnification which Executive may have with respect to claims against Executive relating to or arising out of his employment with the Company, or any vested benefit to which Executive is entitled under any tax qualified pension plan of the Company, COBRA continuation coverage benefits or any other similar benefits required to be provided by statute.

3.        Voluntary Agreement. Executive understands and acknowledges the significance and consequences of this Release, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. Executive was hereby advised of Executive’s right to seek the advice of an attorney prior to signing this Release. Executive and Company each acknowledge that they have signed this Release only after full reflection and analysis, that they understand it and are entering into it voluntarily.

4.        Period for Consideration of Agreement and Other Matters. Executive acknowledges that, before signing this Release, Executive was given a period of at least twenty-one (21) days to consider this Release. Executive also understands that he has the right to change his mind and cancel this Release by providing written notice to the Company no later than seven (7) days following the date that Executive has signed it. This Release will not be effective until the end of this seven (7) day period. Executive acknowledges that Executive was advised to consult with legal counsel prior to executing a copy of this Release.

5.        Non-Admission. Executive and the Company agree that this Agreement does not constitute and shall not be construed, interpreted, or treated in any respect as an admission of any liability or wrongdoing by Executive or the Release Parties. Executive and the Company further agree that this Release shall not be admissible in any proceeding without Executive’s and the Company’s written consent, except for a proceeding instituted by Executive or the Company challenging the validity of this Release, a proceeding by Executive or the Company alleging a breach of this Release or the Employment Agreement, any proceeding in which a defense is asserted based on any provisions of this Release, or as otherwise required by law.

6.        Choice of Law, Interpretation and Severability. Executive and the Company agree that this Agreement shall be governed by Illinois law and may be modified by the Company, from time to time, to reflect any applicable changes in Illinois law. Executive and the Company agree that this Agreement shall not be construed against any party on account of authorship and, if a court finds any part of this Agreement to be illegal or invalid, the illegal or invalid portion of the Agreement shall be severed and the rest of the Agreement will be enforceable. Moreover, if any

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one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

7.        Execution. This Agreement may be executed in two or more facsimiled counterparts, each of which shall be equivalent to an original, but which collectively shall constitute one Agreement.

8.        Entire Agreement. Except as otherwise set forth herein, the terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements relating thereto whether written or oral.

9.        Certain Disclosures. Notwithstanding anything herein or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company or its affiliates, nothing herein or therein is intended to or shall: (i) prohibit Executive from making reports of possible violations of federal law or regulation (even if Executive participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification to or prior approval by the Company of any such reporting or cooperation; or (iii) result in a waiver or other limitation of Executive’s rights and remedies as a whistleblower, including to a monetary award. Notwithstanding the foregoing, Executive is not authorized (and the above should not be read as permitting Executive) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

AGREED TO AND ACCEPTED BY:

Executive	Cushman & Wakefield Global, Inc.[2]

Date:	Name:
Title:

2 To be updated to reflect change to employing entity as of time of termination, if any.

3